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                                                                     Exhibit F-1

                           Joyce Koria Hayes, Esquire
                                 7 Graham Court
                                Newark, DE 19711
                                  302-266-9211
                               302-266-9212 (fax)
                            joykor@inet.net (e-mail)

                                                               February 13, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                     Re:      Conectiv, Inc.
                                              SEC File Number 70-9095

Dear Sirs:

         I have acted as counsel for Conectiv, Inc., a Delaware corporation ("Conectiv"), in connection with the Form U-1 Application/Declaration (File No. 70-9095), as amended (the "Financing Declaration"), filed with the Securities and Exchange Commission (the "Commission") jointly by Conectiv, by two operating utility companies, Delmarva Power and Light Company ("Delmarva") and Atlantic City Electric Company ("Atlantic") (the "Utility Subsidiaries"), which will be wholly-owned subsidiaries of Conectiv following a proposed merger (the "Merger") and by each of the companies which will become direct and indirect non-utility subsidiary companies (the "Non-Utility Subsidiaries" and together with the Utility Subsidiaries, the "Subsidiaries") upon consummation of the merger. I am also familiar with the Application/Declaration on Form U-1 filed by Conectiv with respect to the Merger in File No. 70-9069 (the "Merger U-1"). As a result of the merger, Atlantic Energy, Inc. ("AEI"), parent company of Atlantic, will be merged into Conectiv, with Conectiv as the surviving corporation.

         The authorization requested in the Financing Declaration relates to (i) external issues of common stock, long- and short term debt and other securities by Conectiv; (ii) external issuances of capital stock and debt securities not subject to the Rule 52 exemption, including short term debt, by the Utility Subsidiaries, (iii) external issuances of capital stock and debt securities not subject to the Rule 52 exemption by Non-Utility Subsidiaries, (iv) intrasystem financing among Conectiv and its Subsidiaries, including the issuance of intrasystem guarantees and the use of an intrasystem money pool, (v) the ability of the Subsidiaries to alter their capital stock in order to engage in financing with their parent company and the issuance by subsidiaries of dividends out of capital or earned surplus; and (vi) the retention of existing financing entities and the formation of new financing entities and the issuance by such entities of securities otherwise authorized to be issued and sold pursuant to this Application or pursuant to applicable exemptions under the Act, including intrasystem guarantees of such securities (except with respect to the issuance of
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securities, which do not qualify for exemption under Rule 52, and the issuance of long-term debt by Conectiv, the issuance of short-term debt to Conectiv by Delmarva and participation in the System Money Pool by Delmarva, over each of which jurisdiction is reserved, such transactions are hereinafter referred to as the "Proposed Transactions").

         In connection with this opinion, I have examined originals or copies, certified or otherwise identified to my satisfaction, of such records of Conectiv and its Subsidiaries and such other documents, certificates and corporate or other records as I have deemed necessary or appropriate as a basis for the opinions set forth herein. In my examination, I have assumed the genuineness of all signatures, the legal capacity of all persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies.

         The opinions expressed below in respect of the Proposed Transactions are subject to the following assumptions and conditions:

         (a) The transactions contemplated by the Merger U-1 shall have been authorized by the Commission and shall have been consummated as described therein (including, without limitation, the due formation of all parties to the transactions described in the Merger U-1).

         (b) The Proposed Transactions shall have been duly authorized and approved to the extent required by the governing documents and applicable state laws, by the Board of Directors of Conectiv or the appropriate Subsidiary; and any consideration to be received in exchange for issuance of a security as provided in such resolutions shall have been received and the security properly executed and issued as provided in said resolutions.

         (c) The Commission shall have duly entered an appropriate order or orders with respect to the Proposed Transactions as described in the Declaration granting and permitting the Financing Declaration to become effective under the Act and the rules and regulations thereunder and the Proposed Transactions are consummated in accordance with the Financing Declaration.

         (d) Registration statements with respect to any shares of Conectiv common stock to be issued in connection with the Proposed Transactions shall have become effective pursuant to the Securities Act of 1933, as amended; no stop order shall have been entered with respect thereto; and the issuance of shares of Conectiv common stock in connection with the Transactions shall have been consummated in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.

         (e) The parties shall have obtained all consents, waivers and releases, if any required for the Proposed Transactions under all applicable governing corporate documents, contracts, agreements, debt instruments, indentures, franchises, licenses and permits.
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         (f)   No act or event other than as described herein shall have
               occurred subsequent to the date hereof which would change the opinions expressed above.

         Based on the foregoing, and relying on the opinion of James E. Franklin II, Esquire General Counsel of AEI as to the matters referenced below insofar as they relate to AEI and its subsidiaries and matters of New Jersey law and relying on the opinion of Peter F. Clark, Assistant General Counsel of Delmarva as to the matters referenced below insofar as they relate to Delmarva and its subsidiaries and matters of Virginia law, and subject to the assumptions and conditions set forth herein, I am of the opinion that, in the event the Proposed Transactions are consummated in accordance with the Financing Declaration:

         1. All state laws applicable to the Proposed Transactions will have been complied with; however, I express no opinion as to need to comply with state blue sky laws;

         2. Conectiv and each of the Subsidiaries are, or, as of the effective date of the Merger, will be validly organized and duly existing under the laws of their respective states of incorporation;

         3. The equity securities to be issued by Conectiv in the Proposed Transactions will be validly issued, fully paid and nonassessable; and the holders thereof will be entitled to the rights and privileges appertaining thereto set forth in the applicable certificates of incorporation, which define such rights and privileges;

         4. The various debt instruments and guarantees to be issued by Conectiv and certain of the Subsidiaries, as part of the Proposed Transactions indicated above will be valid and binding obligations of Conectiv, or such Subsidiaries, in accordance with the terms of such instruments and guarantees; and

         5. The consummation of the Proposed Transactions will not violate the legal rights of the holders of any securities issued by Conectiv, the Subsidiaries or any associate company thereof.

         I hereby consent to the use of this opinion in connection with the Financing Declaration.

                                            Very truly yours,



                                            Joyce Koria Hayes